                                                            Exhibit No. EX-99.10

These  shares are held  directly by the Trust of Susan Y. Kim dated  4/16/98 for the benefit of Alexandra  Panichello  (2,733,334 shares),  the Trust of Susan Y.
Kim dated 4/16/98 for the benefit of Jacqueline  Panichello  (2,733,333  shares)
and the Trust of Susan Y. Kim dated 4/16/98 for the benefit of Dylan  Panichello
(2,733,333  shares),  of which the Co-Trustees are Susan Y. Kim and John T. Kim, and indirectly by Susan Y. Kim as Co-Trustee and immediate family member of, and sharing the same household  with,  the  beneficiaries  of the trusts,  which are respectively,  Alexandra Panichello, Jacqueline Panichello and Dylan Panichello,
and John T. Kim as Co-Trustee.